Exhibit 99.2

When used in this Exhibit 99.2 (this “Exhibit”), (i) the “Issuer” refers to Seadrill Finance Limited, the issuer (the “Issuer”) of the senior unsecured notes due 2034 (the “Notes”) in a private offering (the “offering”), and (ii) except as otherwise indicated or the context otherwise requires, the terms “Seadrill,” “we,” “us,” “our” or “the Company” refer to Seadrill Limited, the parent of the Issuer and one of the guarantors of the Notes, and its subsidiaries on a consolidated basis (including, except as otherwise indicated or the context otherwise requires, the Issuer).

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data contained in this Exhibit from our own research, our good faith estimates, which have been derived from management’s knowledge and experience in the industry in which we operate, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Where the information contained in this Exhibit has been sourced from a third party, such information has been accurately reproduced so far as the Issuer and the Company are aware and are able to ascertain from information published by that third party, but the initial purchasers in the offering of the Notes have not independently verified such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources. Industry and market data involve risks and uncertainties and are subject to change based on various factors.

NON-GAAP FINANCIAL MEASURES

Each of Adjusted EBITDA and Net Debt, as presented in this Exhibit, is a supplemental measure of performance or liquidity that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to financial information calculated in accordance with GAAP.

Adjusted EBITDA represents Net loss before depreciation and amortization, loss on impairment of long-lived assets, gain on disposals, income tax expense, total financial and non-operating items, other income and similar non-cash charges. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Adjusted EBITDA for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided herein. The Company believes that Adjusted EBITDA assists investors by excluding the potentially disparate effects between periods of depreciation and amortization, income tax expense, total financial items and non-operating items, merger and integration related expenses, loss on impairment of long-lived assets, gain on disposals and other adjustments specified, which are affected by various and possibly changing financing methods, capital structure and historical cost basis and which may significantly affect Net loss between periods. Adjusted EBITDA should not be considered as an alternative to Net loss or any other indicator of Seadrill Limited’s performance calculated in accordance with GAAP. Because the definition of Adjusted EBITDA (or similar measures) may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.

Net Debt is calculated as Total principal debt, including current maturities, less Cash and cash equivalents, excluding Restricted cash. The Company believes Net Debt is useful to investors, as it facilitates the calculation of our net leverage ratio, which is calculated as Net Debt divided by Adjusted EBITDA for the applicable trailing twelve-month period. Because the definition of Net Debt (or similar measures), as well as net leverage ratio, may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Exhibit, including, without limitation, those regarding the Company’s outlook, plans, strategies, business prospects, financial performance, operations, litigation, rig activity and changes and trends in its business and the markets in which it operates, are forward-looking statements. These forward-

looking statements can often, but not necessarily, be identified by the use of forward-looking terminology, including the terms “assumes”, “projects”, “forecasts”, “estimates”, “expects”, “anticipates”, “believes”, “plans”, “intends”, “may”, “might”, “will”, “would”, “can”, “could”, “should” or, in each case, their negative, or other variations or comparable terminology. These statements are based on management’s current plans, expectations, assumptions and beliefs concerning future events impacting the Company and therefore involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•

those described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2026;

•	the Credit Agreement Amendment (as defined herein) may not be executed on our expected timeline or at all or on the terms that we expect;

•	offshore drilling market conditions, including supply and demand, dayrates, customer drilling programs and effects of new or reactivated rigs on the market;

•	contract awards and rig mobilizations;

•	contract backlog;

•	dry-docking and other costs of maintenance, special periodic surveys, upgrades and regulatory work for the drilling units in the Company’s fleet;

•	the performance of the drilling units in the Company’s fleet;

•	delay in payment or disputes with customers;

•	our ability to successfully employ our drilling units, procure or have access to financing;

•	our ability to comply with loan covenants;

•	fluctuations in the international price of oil, international financial market conditions, U.S. trade policy and tariffs and worldwide reactions thereto;

•	inflation;

•	changes in governmental regulations that affect the Company or the operations of the Company’s fleet;

•	increased competition in the offshore drilling industry;

•	the review of competition authorities;

•	the impact of global economic conditions and global health threats, pandemics and epidemics;

•	our ability to maintain relationships with suppliers, customers, employees and other third parties;

•	our ability to maintain adequate financing to support our business plans;

•	our ability to successfully complete and realize the intended benefits of any mergers, acquisitions and divestitures, and the impact of other strategic transactions;

•	our liquidity and the adequacy of cash flows to satisfy our obligations;

•	future activity under and in respect of the Company’s share repurchase program;

•	our ability to satisfy (or timely cure any noncompliance with) the continued listing requirements of the New York Stock Exchange;

•	the cancellation of drilling contracts currently included in reported contract backlog;

•	losses on impairment of long-lived fixed assets;

•	shipyard, construction and other delays;

•	the results of meetings of our shareholders;

•	political and other uncertainties, including those related to the conflicts in Ukraine and the Middle East (including the current conflict in Iran), and any related sanctions;

•	the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies, including any litigation related to acquisitions or dispositions;

•	the concentration of our revenues in certain geographical jurisdictions;

•	limitations on insurance coverage;

•	our ability to attract and retain skilled personnel on commercially reasonable terms;

•	the level of expected capital expenditures, our expected financing of such capital expenditures and the timing and cost of completion of capital projects;

•	fluctuations in interest rates or exchange rates and currency devaluations relating to foreign or U.S. monetary policy;

•	tax matters, changes in tax laws, treaties and regulations, tax assessments and liabilities for tax issues;

•	legal and regulatory matters in the jurisdictions in which we operate;

•	customs and environmental matters;

•	the potential impacts on our business resulting from decarbonization and emissions legislation and regulations;

•	the impact on our business from climate change generally;

•	the occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems, including our rig operating systems; and

•	other important factors described from time to time in the reports filed or furnished by us with the SEC.

The foregoing risks and uncertainties are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. In many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to any person(s) acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by securities laws.

SEADRILL

Company Overview

We are an offshore drilling contractor providing worldwide offshore drilling services to the oil and gas industry. Our primary business is the ownership and operation of drillships and semi-submersible rigs for operations in shallow to ultra-deepwater in both benign and harsh environments. We contract our drilling units to drill wells and engage in related activities, including plugging and abandonment and well intervention, for our customers on a dayrate basis. Our customers include oil super-majors, state-owned national oil companies and independent oil and gas companies. In addition, we provide management services to certain affiliated entities.

As of March 31, 2026, we owned a total of 15 drilling units. In addition to our owned assets, as of March 31, 2026, we managed two 7th generation drillships owned by Sonangol EP (“Sonangol”).

We provide high quality operations in some of the most challenging sectors of offshore drilling and have worldwide operations based on where activities are conducted in the global oil and gas industry. As of March 31, 2026, we employed approximately 3,000 employees across the globe.

Our Fleet

We categorize the drilling units in our fleet as floaters, jackup rigs and harsh environment.

Floaters

Drillships

Drillships are self-propelled ships equipped for drilling offshore in water depths ranging from 1,000 to 12,000 feet and are positioned over the well through a dynamic positioning thruster system with multiple levels of redundancy for safety. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Depending on the country of operation, drillships operate with crews of 120 to 160 people.

Semi-submersible Drilling Units

Semi-submersible rigs consist of an upper working and living quarters deck connected to a lower hull consisting of columns and pontoons. Such rigs operate in a “semi submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface. The rig is situated over a wellhead location and remains stable for drilling in the semi-submerged floating position, due in part to its wave transparency characteristics at the water line.

Semi-submersible rigs can be moored, dynamically positioned or positioned with a combination of mooring with thruster assist. Moored semi-submersible rigs are positioned over the wellhead location with anchors and typically operate in shallow water depths. Dynamically positioned semi-submersible rigs are positioned over the wellhead through a dynamic positioning thruster system with multiple levels of redundancy for safety and typically operate in water depths ranging from 700 to 10,000 feet. Depending on the country of operation, semi-submersible rigs generally operate with crews of 110 to 130 people.

Jackup Rigs

Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the seabed. A jackup rig is mobilized to the drill site with a heavy lift vessel or a wet tow. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated to an approximate operational air gap of 50 to 100 feet depending on the expected environmental forces. After completion of the drilling operations, the hull is lowered to floating draft, the legs are raised and the rig can be relocated to another drill site. Jackup rigs are generally suitable for water depths of 500 feet or less and operate with crews of 80 to 110 people.

Harsh Environment

Harsh environment rigs include both semi-submersibles and jackup rigs that have a number of design modifications to be able to handle weather conditions as seen in the North Sea, Southern Africa, Australia and Canada. Compared to benign environment rigs, these modifications include increased variable load to reduce the need for resupply, increased air gap to increase wave clearance, changes in the geometry of the legs or columns to improve stability and greater spacing between the legs or columns. Harsh environment rigs tend to be larger, heavier and more expensive to construct than benign environment rigs.

Drilling Units

The following table provides certain specifications and the location of our drilling units as of March 31, 2026.

Unit	Drilling unit type	Year built	Water depth (feet)	Drilling depth (feet)	Location as of March 31, 2026
West Carina	Drillship	2015	12,000	37,500	Brazil
West Jupiter	Drillship	2014	12,000	37,500	Brazil
West Neptune	Drillship	2014	12,000	37,500	USA
West Saturn	Drillship	2014	12,000	37,500	Brazil
West Tellus	Drillship	2013	12,000	37,500	Brazil
West Auriga	Drillship	2013	12,000	37,500	Brazil
West Vela	Drillship	2013	12,000	37,500	USA
West Gemini	Drillship	2010	10,000	37,500	Angola
West Polaris	Drillship	2008	10,000	37,500	Brazil
West Capella	Drillship	2008	10,000	37,500	Malaysia
Sevan Louisiana	Semi-submersible	2013	10,000	35,000	USA
West Eclipse	Semi-submersible	2011	10,000	40,000	Namibia
West Aquarius	Semi-submersible	2008	10,000	34,500	Norway
West Phoenix	Semi-submersible	2008	10,000	29,500	Norway
West Elara	Jackup	2011	492	35,000	Norway

Contract Drilling Operations

In general, we contract our drilling units to oil and gas companies to provide offshore drilling services at an agreed dayrate for a fixed contract term or on a well completion basis. Dayrates can vary, depending on the type of drilling unit and its capabilities, contract length, geographical location, operating expenses, taxes and other factors such as prevailing economic conditions. The customer bears substantially all the ancillary costs of constructing the well and supporting drilling operations, as well as most of the economic risk relative to the success of the well.

Where operations are interrupted or restricted due to the drilling unit’s equipment breakdown or operational failures, we do not generally receive dayrate compensation for the period of the interruption in excess of contractual allowances. Furthermore, the dayrate we receive can be reduced in instances of interrupted or suspended service due to, among other things, repairs, upgrades, weather, maintenance, force majeure or requested suspension of services by the customer and other operating factors.

However, contracts normally allow for compensation when factors beyond our control, including weather conditions, influence the drilling operations and, in some cases, for compensation when we perform planned maintenance activities. In some of our contracts, we are entitled to cost escalation to compensate for industry specific cost increases as reflected in publicly available cost indexes.

We may receive lump sum or dayrate based fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to the start of drilling services. In some cases, we may also receive lump sum or dayrate based fees for demobilization upon completion of a drilling contract.

Our contracts may generally be terminated by the customer in the event the drilling unit is destroyed or lost or if drilling operations are suspended for an extended period because of a breakdown of major rig equipment, “force majeure” or upon the occurrence of other specified conditions. Some contracts include provisions that allow the customer to terminate the contract without cause for a specified early termination fee.

A drilling unit may be “stacked” if it has no contract in place. Drilling units may be either warm stacked or cold stacked. When a rig is warm stacked, the rig is idle but can deploy quickly if an operator requires its services. Cold stacking a rig involves reducing the crew to a few key individuals or removal of the entire crew and storing the rig in a harbor, shipyard or designated area offshore.

Contract Backlog

Contract backlog includes all firm contracts at the contractual operating dayrate multiplied by the number of days remaining in the firm contract period. For contracts which include a market indexed rate mechanism, we utilize the current applicable dayrate multiplied by the number of days remaining in the firm contract period. Contract backlog includes management contract revenues and leasing revenues from bareboat charter arrangements, denoted as “other” in the tables below. Contract backlog excludes revenues for mobilization, demobilization and contract preparation or other incentive provisions and excludes backlog relating to non-consolidated entities.

The contract backlog for our fleet was as follows as of the dates specified:

(In $ millions)
Contract backlog	March 31, 2026	December 31, 2025
Drilling contracts	2,142	2,095
Other	339	285

Total	2,481	2,380

Our contract backlog includes only firm commitments represented by signed drilling contracts. The full contractual operating dayrate may differ from the actual dayrate we ultimately receive. For example, an alternative contractual dayrate, such as a waiting-on-weather rate, repair rate, standby rate or force majeure rate, may apply under certain circumstances. The contractual operating dayrate may also differ from the actual dayrate we ultimately receive because of several other factors, including rig downtime or suspension of operations. In certain contracts, the dayrate may be reduced to zero if, for example, repairs extend beyond a stated period.

We estimate the March 31, 2026 contract backlog to be realized over the following periods:

(In $ millions)	Year ending December 31,
Contract backlog	Total	2026(1)	2027	2028	Thereafter
Drilling units	2,142	844	862	339	97
Other	339	177	102	60	—

Total	2,481	1,021	964	399	97

(1)	Remainder of 2026.

The actual amounts of revenues earned and the actual periods during which revenues are earned will differ from the amounts and periods shown in the tables above due to various factors, including shipyard and maintenance, survey, upgrade and regulatory projects, unplanned downtime and other factors that result in lower applicable dayrates than the full contractual operating dayrate. Additional factors that could affect the amount and timing of actual revenue to be recognized include customer liquidity issues and contract terminations, which are available to our customers under certain circumstances.

Recent Developments

8.375% Senior Secured Second Lien Notes due 2030

We will irrevocably deposit the net proceeds from the offering of the Notes, together with cash on hand, with the trustee under the indenture (the “2030 Notes Indenture”) governing our 8.375% Senior Secured Second Lien Notes due 2030 (the “2030 Notes”) in an amount sufficient to redeem all of the outstanding 2030 Notes and fund the payment of the principal, premium and interest to, but excluding, the applicable redemption date for such outstanding 2030 Notes, together with all other sums payable under the 2030 Notes Indenture. As a result (and at the time) of such deposit, the 2030 Notes Indenture will be satisfied and discharged in accordance with its terms (the “Satisfaction and Discharge”). In connection with the offering of the Notes, on June 15, 2026, we delivered a conditional notice to redeem (i) 10% of the outstanding aggregate principal amount of the 2030 Notes at 103% of the principal amount thereof and (ii) the remaining aggregate principal amount of the 2030 Notes at 100% of the principal amount thereof, plus a make-whole premium, in each case, together with accrued and unpaid interest thereon, all in accordance with the provisions of the 2030 Notes Indenture (each, a “Redemption”). Each Redemption is conditioned only upon the consummation of a financing transaction that results in gross proceeds of at least $600 million. We will notify the trustee under the 2030 Notes Indenture, in writing, and the holders of the 2030 Notes if the foregoing condition is not satisfied, whereupon the conditional notices of redemption will be delayed or revoked. Upon the issuance of the Notes, we will notify the trustee under the 2030 Notes Indenture that such condition has been satisfied. The Satisfaction and Discharge will only be made in accordance with the provisions of the 2030 Notes Indenture. Nothing contained in this Exhibit constitutes a notice of redemption of the 2030 Notes.

As of March 31, 2026, approximately $575 million aggregate principal amount of the 2030 Notes remained outstanding. The 2030 Notes bear interest at a rate of 8.375% per annum and are scheduled to mature on August 1, 2030.

Credit Agreement Amendment

The Issuer is in discussions with its lenders regarding an agreement to amend (the “Credit Agreement Amendment”) its Senior Secured Revolving Credit Agreement (as may be amended from time to time, the “Credit Agreement”) to, among other things, (i) increase the commitments for revolving borrowings from $225 million to up to $300 million, (ii) extend the stated maturity date from 2028 to 2031, (iii) remove certain immaterial subsidiaries and stacked vessels as guarantors and collateral, respectively, thereunder, in accordance with the terms of the Credit Agreement Amendment, (iv) modify the commitment fees payable thereunder and (v) amend certain restrictive covenants to provide more operational and financial flexibility for the Company and its subsidiaries. The Issuer intends the Credit Agreement Amendment to become effective upon the closing of the offering of the Notes. However, effectiveness of the Credit Agreement Amendment is not conditioned upon the closing of the offering of the Notes, and the closing of the offering of the Notes is not conditioned upon the effectiveness of the Credit Agreement Amendment. There can be no assurance that the Credit Agreement Amendment will close on our expected timeline or at all or on the terms that we expect.

Competitive Strengths

We believe the following strengths support our competitive position in the offshore drilling market:

•

A pure-play, technologically advanced fleet focused on the high-specification ultra-deepwater market. Our fleet is among the youngest in the industry, comprised of 15 owned drilling units with an average age of 14 years as of June 1, 2026. All of our rigs were delivered after 2007, and our marketed fleet of 14 rigs is strategically positioned in core strategic basins to drive economies of scale. Our marketed fleet features industry-leading technology, including eight Managed Pressure Drilling (“MPD”)-equipped 7th and 6th-generation units and AI-driven predictive maintenance for blowout preventer (BOP) components across 12 drillships.

•

Durable contract backlog with rising dayrates and strong customer partnerships. As of May 11, 2026, we maintained a robust total backlog of $3.1 billion, representing a significant increase from prior periods and providing high cash flow visibility. Our backlog is underpinned by established relationships with oil super-majors, state-owned oil companies and independent oil and gas companies, most notably Petrobras, Equinor and TotalEnergies. Our strategic focus on the “Golden Triangle” is evidenced by the fact that over 90% of our revenue backlog is generated in Brazil, the U.S. Gulf of America and West Africa.

•

Best-in-class balance sheet and conservative leverage profile. We maintain a premier financial position characterized by low leverage and ample liquidity. As of March 31, 2026, our net leverage ratio was 0.9x, among the lowest of our ultra-deepwater (UDW) peers. Our liquidity remains strong at $482 million as of March 31, 2026, comprised of $304 million in unrestricted cash and $178 million of undrawn availability under our $225 million revolving credit facility. Our disciplined financial management is further evidenced by a solid asset coverage ratio, with total debt of $625 million as of March 31, 2026 against a premium fleet of high-specification floaters. For the twelve months ended March 31, 2026, we reported a Net loss of $70 million and an LTM Adjusted EBITDA of $377 million. See “Non-GAAP Financial Measures” and “—Reconciliation of Non-GAAP Financial Measures.”

•

Industry-leading commitment to safety, sustainability and operational excellence. We have a proven track record of safe and efficient operations, achieving a record-low Total Recordable Incident Rate (TRIR) of 0.25 (12-month rolling average) as of June 1, 2026. Our commitment to sustainability is validated by our “B” rating from the Carbon Disclosure Project, placing us at the top of the offshore drilling sector.

•

Experienced management team. Our management team has extensive experience in the oil and gas and drilling services industries and has held leadership positions at other leading offshore drilling companies. Our team has executed a consistent strategy of portfolio optimization, including the divestment of non-core benign jackup assets in Qatar and Saudi Arabia to refocus on our core ultra-deepwater strength. We believe that our management team’s significant experience, technical expertise and strong client relationships enhance our ability to deliver superior deepwater drilling services to our clients and effectively operate on a global basis.

Business Strategies

Our vision is to set the standard in offshore drilling. We deliver this vision through five strategic pillars:

•

Maintain a premium, high-specification fleet through disciplined investment. We prioritize capital investment in our existing fleet to maintain its competitive edge, focusing on high specification drillships capable of operating in water depths up to 12,000 feet. We continue to lead the market in MPD technology and intend to install further upgrades across the fleet to capitalize on the tightening supply-demand balance in the deepwater market.

•

Strategic positioning to capitalize on a multi-year upcycle driven by robust offshore fundamentals and superior project economics. We are uniquely positioned to take advantage of the structural “pivot to deepwater,” where favorable market conditions are driving a generational recontracting opportunity. Global investment in offshore basins is forecasted to accelerate significantly, with the value of greenfield deepwater project approvals expected to increase to $124 billion by 2028. This investment is underpinned by the exceptional cost-competitiveness of offshore reserves; 71.29% of proven plus probable undeveloped (2P) deepwater reserves are commercially viable at breakeven oil prices under $60/bbl. These fundamentals have supported an upward trajectory in drillship dayrates, with average rates rising to an estimated $416,000 per day in 2026. We have successfully captured this pricing momentum, securing recent contract awards at cycle-high rates.

The current high-utilization environment for drillships is driven by a surge in deepwater exploration in the “Golden Triangle,” the Mediterranean and Southeast Asia, pushing marketed utilization higher. On the supply side, companies have been stacking older rigs and have paused building new ones. The combination of a leaner, high-graded fleet and slower newbuilds has sustained high utilization.

•

Promote operational excellence through digital innovation and safety. We are focused on maximizing asset availability through the PLATO platform and our West Minerva real-time monitoring center in Houston, Texas. These systems allow us to standardize operating procedures across our fleet, improving operational control and efficiency. We invest heavily in our workforce through the Seadrill Development Academy and maintain rigorous safety standards to deliver predictable performance for our customers.

•

Strong Relationships and Strategic Partnerships. We have established robust, long-term relationships with key players in the offshore drilling industry, and we continue to deepen these partnerships through operational excellence and high-specification asset deployment. We strive to provide the best possible service to our customers and to be valued partners in their success. Our customer base is comprised of oil super-majors, state-owned national oil companies and independent oil and gas companies, providing us with high-quality counterparty credit and contract stability. Furthermore, our strategic focus on the Brazilian market underpins our $3.1 billion total revenue backlog as of May 11, 2026, providing significant cash flow visibility through 2029 while also allowing for optimized supply chain logistics and shared technical support. We seek to deepen relationships with key customers like Petrobras and Sonangol. Our Sonadrill joint venture in Angola, which manages three drillships, serves as a model for capital-efficient growth. By clustering our rigs in core basins like Brazil and West Africa, we enhance regional economies of scale.

•

Execute a disciplined capital allocation framework. We prioritize a conservative capital structure and liquidity position, targeting a through-cycle net leverage ratio of not more than 2.0x (and 1.0x in current market conditions). We intend to maintain a strong liquidity position to provide resilience even in a downturn scenario.

Reconciliation of Non-GAAP Financial Measures

We use the non-GAAP financial measures Adjusted EBITDA and Net Debt in this Exhibit. These measures are not calculated in accordance with GAAP. We explain these measures elsewhere in this Exhibit under the heading “Non-GAAP Financial Measures.” We have provided a reconciliation below of each non-GAAP measure to its most directly comparable GAAP financial measure for the period indicated in the below table. In addition, in connection with the presentation of certain leverage ratios in this Exhibit, we have provided a reconciliation below for Net Debt as of March 31, 2026 and Adjusted EBITDA for the twelve months ended March 31, 2026.

The table below reconciles Net loss, the most directly comparable GAAP measure, to Adjusted EBITDA.

Twelve Months Ended March 31, 2026
(unaudited)
(In $ millions)
Net loss	(70)
Depreciation and amortization	254
Loss on impairment of long-lived assets	22
Gain on disposals	(1)
Sonadrill fees claim – pre-2025 impact(1)	44
Income tax expense	34
Total financial and other non-operating items, net	89
Merger and integration related expenses	3
Other adjustments	2

Adjusted EBITDA	377

(1)	Increase to estimated liability for Sonadrill fees claim following unfavorable legal ruling, primarily for fees related to pre-2025 periods.

(2)	Primarily related to executive management separation costs.

(3)	Primarily related to costs associated with the closure of the Company’s London office, announced in 2023.

The table below reconciles Total principal debt, the most directly comparable GAAP measure, to Net Debt.

March 31, 2026
(unaudited)
(In $ millions)
Total principal debt	625
Cash and cash equivalents	304

Net Debt	321